Exhibit 5.1

[Letterhead of Navitas Semiconductor Corporation]
April 14, 2023
Navitas Semiconductor Corporation
3520 Challenger Street
Torrance, CA 90503-1640

Ladies and Gentlemen:
As general counsel to Navitas Semiconductor Corporation, a Delaware corporation (the “Company”), I am familiar with the registration statement on Form S-8 being filed today by the Company with the Securities and Exchange Commission relating to 3,000,000 shares (the “Shares”) of the Company’s Class A Common Stock, par value $0.0001 per share, to be issued pursuant to and in accordance with the Navitas Semiconductor 2022 Employee Stock Purchase Plan (the “Plan”).

In addition to the registration statement, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of such statutes, documents, corporate records, certificates of public officials, and other instruments as I have deemed necessary for the purpose of this opinion, including the Company’s Second Amended and Restated Certificate of Incorporation, its Amended and Restated Bylaws, the Plan, and records of the proceedings of the directors and stockholders of the Company.

Based upon the foregoing, I am of the opinion that the Shares that may be issued and sold from time to time in accordance with the Plan have been duly authorized for issuance and will, when issued, sold and paid for in accordance with the Plan, be validly issued, fully paid and non-assessable.

I render no opinion herein as to matters involving the laws of any jurisdiction other than the Delaware General Corporation Law (the “DGCL”). This opinion is limited to the effect of the current state of the DGCL and to the facts as they currently exist. I assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.
I consent to the filing of this opinion as Exhibit 5.1 and Exhibit 23.1 to the registration statement, and to the reference to my name in the registration statement. In giving these consents, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Yours very truly,

/s/ Paul D. Delva

Paul D. Delva Senior Vice President, General Counsel and Secretary